Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2012 RESULTS

NEW YORK, NY – May 1, 2012 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for its first quarter ended March 31, 2012.

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Adjusted EBITDA was $1.0 million in the first quarter of 2012. Excluding the impact of asset sales and Hard Rock, Adjusted EBITDA increased by $0.6 million from the comparable period in 2011 primarily due to increases in management fee income partially offset by the impact of renovations at Delano South Beach and Hudson.

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Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 4.0%, or 4.5% in constant dollars, in the first quarter of 2012 from the comparable period in 2011. Excluding all hotels under renovation during the first quarter of 2012, RevPAR increased by 9.7%, or 10.0% in constant dollars.

•	The upgrades to our food and beverage venues at Delano were completed on March 1, 2012, with the re-opening of the newly concepted restaurant, Bianca, and nightclub, FDR.

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At Hudson, the rooms renovation was accelerated and is currently expected to be completed by the end of August. Currently 327 rooms, or approximately 40% of the inventory, have been completely renovated. With newly renovated rooms now available for guests, average daily rate (“ADR”) increased by 11.4% and 14.6% in March and April, respectively.

Michael Gross, CEO of the Company, said: “During the first quarter, we made progress with investments in our hotels which pave the way for future growth. For every renovation and development choice we make, our goal is to enhance our brand profile and generate strong ROI for the business. Additionally, we continue to strengthen our organization, establishing the tools we need to deliver the experience our guests and partners want. We move forward in a better position to build our higher margin, more scalable management business, boost RevPAR and market share, and create long-term shareholder value.”

First Quarter 2012 Operating Results

Adjusted EBITDA for the first quarter of 2012 was $1.0 million, a decrease of $3.6 million from the same period in 2011. During 2011, the Company sold its ownership interests in five hotels while retaining management and terminated its management and ownership interests in the Hard Rock Hotel & Casino in Las Vegas. Excluding the impact of these changes, Adjusted EBITDA increased by $0.6 million from the first quarter of 2011. The increase was primarily due to a $2.7 million increase in management fees, including management fees earned by The Light Group, which we acquired in November 2011, partially offset by displacement due to renovations at Delano and Hudson, which had an estimated $2.0 million adverse impact on Adjusted EBITDA during the quarter.

RevPAR at System-Wide Comparable Hotels, which excludes Delano and Hudson as they were both under significant renovation, increased by 4.0%, or 4.5% in constant dollars, in the first quarter of 2012 from the comparable period in 2011, driven relatively equally by increases in occupancy and ADR of 2.1% and 1.8%, respectively (2.1% and 2.3%, respectively, in constant dollars). Three of the Company’s System-Wide Comparable Hotels, Morgans, Mondrian Los Angeles and Sanderson, also underwent some renovation work during the first quarter of 2012 which impacted RevPAR. Excluding the results of all hotels under renovation, RevPAR increased by 9.7% (10.0% in constant dollars).

Operating results were strong during the first quarter of 2012 at the Company’s comparable hotels in Miami, San Francisco and Boston. Miami continues to benefit from both strong domestic and international travel, particularly from Latin America, with RevPAR, excluding Delano, up approximately 15.9% during the first quarter of 2012 compared to the same period in 2011. At Clift, RevPAR increased 8.6% during the first quarter of 2012 compared to 2011, as the San Francisco market has experienced increased group and transient travel coupled with limited supply growth. Ames in Boston generated a 14.3% RevPAR increase during the first quarter of 2012 compared to the same period in 2011 due to increased business travel and a milder winter.

Despite the renovation work at Delano, RevPAR increased by 2.7% during the quarter over the comparable period in 2011. At Hudson, ADR has increased by 11.4% and 14.6% in March and April 2012, respectively, since newly renovated rooms have been available for sale.

In addition to renovations at our owned hotels, the owners of several managed hotels invested funds for renovations and repositionings during the first quarter of 2012. Sanderson’s results were adversely impacted by significant air conditioner repairs and replacements and certain technology upgrades in preparation for the 2012 Summer Olympics. This renovation work is expected to be completed in May 2012. In New York, the closure of the restaurant at Morgans negatively impacted operating results. MHG expects to reopen this venue as a newly re-concepted restaurant and lounge in the third quarter of 2012. In Los Angeles, Mondrian’s operating results were down during the first quarter of 2012 as a result of the closure of SkyBar, the Company’s iconic outdoor bar, and the pool, due to renovations which are expected to be completed in May 2012.

Primarily as a result of the sale in May 2011 of Mondrian Los Angeles, Royalton and Morgans, MHG recorded a decrease of 27.1% in total hotel revenues during the first quarter of 2012 as compared to the same period in 2011. As a result of ongoing renovations at Hudson and Delano, MHG’s owned hotels, which includes Hudson, Delano and Clift, experienced a RevPAR decrease of 4.5% in the first quarter of 2012 compared to the same period in 2011. This decrease was driven almost entirely by a 12.4% decrease in occupancy, primarily as a result of approximately 25% of the hotels rooms being out of service and under renovation at Hudson during the first quarter of 2012.

Management fees increased 82.3% in the first quarter of 2012 as compared to the same period in 2011. This increase was primarily the result of management fees earned from managing food and beverage operations as a result of the Company’s acquisition of 90% of The Light Group in November 2011.

The Company also recorded decreases in total operating expenses and depreciation and amortization expense during the first quarter of 2012 primarily as a result of the May 2011 sale of Mondrian Los Angeles, Royalton and Morgans. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial term of the respective management agreements. Additionally, due to the Company’s sale of its interest in the joint venture that owned Sanderson and St Martins Lane, which MHG continues to manage pursuant to long-term management agreements, the gain of $73.1 million on the sale of its joint venture interest was deferred and will be recognized over the life of the management agreements. During the three months ended March 31, 2012, the Company amortized $2.0 million of deferred gains into income.

MHG recorded a net loss of $14.3 million in the first quarter of 2012 compared to a net loss of $32.0 million in the first quarter of 2011 due to a decrease in the Company’s losses recorded from unconsolidated joint ventures and an increase in management fees.

Balance Sheet and Liquidity

MHG’s total consolidated debt at March 31, 2012, excluding the Clift lease, was $361.0 million with a weighted average interest rate of 4.5%. At March 31, 2012, MHG had $7.1 million of cash and cash equivalents and $73.0 million available under its revolving credit facility, net of $5.0 million in outstanding borrowings, and $10.0 million of letters of credit against the facility. As of March 31, 2012, total restricted cash was $5.9 million.

MHG currently has approximately $163.2 million of remaining tax net operating loss carry forwards to offset future income, including gains on future asset sales.

Development Activity

On March 1, 2012, MHG completed a $10.8 million renovation at Delano South Beach which began in the third quarter of 2011. The renovations included the re-opening of a newly concepted restaurant, Bianca, improved public areas, such as the Rose Bar and pool and beach bars, a new nightclub, FDR, upgraded exclusive bungalows and suites, and 1,200 square feet of additional meeting space.

At Hudson, guestroom and corridor renovations continue and nearly half of the guestrooms have been renovated and are back in service. The remaining guest rooms are expected to be fully renovated and in service by the end of August 2012, ahead of our initial renovation schedule. To date, guest satisfaction scores related to the newly renovated rooms have been very favorable. The Company also plans to convert a minimum of 23 single room dwelling units (“SRO units”) into guest rooms at an estimated cost of approximately $150,000 per room. Additionally, the Company is making progress with new food and beverage concepts at Hudson, including renovations to the existing restaurant and Hudson Bar, which the Company expects to debut in the fourth quarter of 2012. During the first quarter, the Company spent approximately $6 million on room renovations and intends to spend an additional $15 to $18 million to complete all of these projects at Hudson.

During the first quarter of 2012, the Company continued to aggressively pursue opportunities on the development front. The Company currently has three Mondrian-branded hotels in Doha, The Bahamas and London financed and under construction with two of these hotels on target to open in late 2013. We believe our pipeline of perspective deals is strong. For example, the Company currently has signed letters of intent for three hotel deals that are in advanced stages of negotiation. The Company’s objective is to announce two to four new management contracts in 2012 and is confident in its ability to achieve this goal.

2012 Outlook

MHG’s outlook is based on trends in its markets, although various factors, including uncertainty in the economy and volatility in travel and weather patterns, could result in changes to this outlook.

MHG reiterates its guidance of a 6% to 8% RevPAR increase at System-Wide Comparable Hotels for 2012 compared to 2011. As a reminder, the System-Wide Comparable Hotels exclude Hudson and Delano in 2012 due to the significant number of rooms out of service at Hudson in 2011 and 2012 and Delano in 2011. The Company currently estimates that the rooms renovation at Hudson will result in approximately $3 million of EBITDA displacement in the second and third quarters of 2012. The Company is not providing further detail on projected EBITDA at this time, given the many variables involved in both the room and food and beverage renovations at Hudson and subsequent ramp-up.

Conference Call

MHG will host a conference call to discuss the first quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at 5:00 PM Eastern time and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 70700990. A replay of the call will be available two hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 70700990. The replay will be available from May 2, 2012 through May 8, 2012.

Definitions

“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarter ended March 31, 2012 and 2011 excludes Hudson and Delano, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is a non-MHG branded hotel.

“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans also owns, or has ownership interests in, several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion including both a Delano and a Mondrian in Turkey, a Mondrian in Doha, Qatar, a Mondrian in Nassau, The Bahamas, a Mondrian in London, and a hotel in New York to be branded with one of MHG’s existing brands. Morgans also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues :
Rooms	$20,876	$31,034
Food & beverage	15,099	18,030
Other hotel	1,261	2,016

Total hotel revenues	37,236	51,080
Management and other fees	6,059	3,324

Total revenues	43,295	54,404
Operating Costs and Expenses :
Rooms	7,666	11,174
Food & beverage	12,730	15,102
Other departmental	907	1,211
Hotel selling, general and administrative	9,486	12,558
Property taxes, insurance and other	3,953	4,185

Total hotel operating expenses	34,742	44,230
Corporate expenses :
Stock based compensation	1,069	3,987
Other	6,607	6,847
Depreciation and amortization	5,713	8,373
Restructuring, development and disposal costs	2,207	4,593

Total operating costs and expenses	50,338	68,030
Operating loss	(7,043)	(13,626)
Interest expense, net	7,801	8,994
Equity in loss of unconsolidated joint ventures	910	9,483
Gain on asset sales	(1,996)	—
Other non-operating expense	543	1,390

Pre tax loss	(14,301)	(33,493)
Income tax expense (benefit)	193	(135)

Net loss from continuing operations	(14,494)	(33,358)
Income from discontinued operations, net of tax	—	490
Net loss	(14,494)	(32,868)
Net loss attributable to noncontrolling interest	213	825
Net loss attributable to Morgans Hotel Group Co.	$(14,281)	$(32,043)
Preferred stock dividends and accretion	(2,650)	(2,187)
Net loss attributable to common stockholders	$(16,931)	$(34,230)
(Loss) income per share:
Basic and diluted from continuing operations	$(0.55)	$(1.12)
Basic and diluted from discontinued operations	$—	$0.02
Basic and diluted attributable to common stockholders	$(0.55)	$(1.10)
Weighted average common shares outstanding—basic and diluted	30,900	31,103

Selected Hotel Operating Statistics (1)

	( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
	2012	2011	Change	2012	2011	Change
Clift
Occupancy	73.7%	73.9%	-0.3%
ADR	$234.22	$215.05	8.9%
RevPAR	$172.62	$158.92	8.6%
St. Martins Lane (2)
Occupancy	72.1%	68.7%	4.9%	72.1%	68.7%	4.9%
ADR	$341.24	$352.29	-3.1%	$341.24	$345.48	-1.2%
RevPAR	$246.03	$242.02	1.7%	$246.03	$237.34	3.7%
Sanderson (2)
Occupancy	64.6%	69.1%	-6.5%	64.6%	69.1%	-6.5%
ADR	$377.44	$405.46	-6.9%	$377.44	$397.63	-5.1%
RevPAR	$243.83	$280.17	-13.0%	$243.83	$274.76	-11.3%
Shore Club
Occupancy	70.5%	64.8%	8.8%
ADR	$347.56	$340.77	2.0%
RevPAR	$245.03	$220.82	11.0%
Mondrian South Beach
Occupancy	80.9%	70.8%	14.3%
ADR	$320.19	$299.65	6.9%
RevPAR	$259.03	$212.15	22.1%
Ames
Occupancy	63.0%	58.3%	8.1%
ADR	$188.85	$178.50	5.8%
RevPAR	$118.98	$104.07	14.3%
Morgans (3)
Occupancy	70.0%	78.8%	-11.2%
ADR	$235.08	$235.59	-0.2%
RevPAR	$164.56	$185.64	-11.4%
Royalton (3)
Occupancy	80.0%	80.7%	-0.9%
ADR	$258.63	$253.06	2.2%
RevPAR	$206.90	$204.22	1.3%
Mondrian LA (3)
Occupancy	72.8%	75.8%	-4.0%
ADR	$264.48	$273.12	-3.2%
RevPAR	$192.54	$207.02	-7.0%
System-wide Comparable Hotels
Occupancy	72.8%	71.3%	2.1%	72.8%	71.3%	2.1%
ADR	$289.28	$284.04	1.8%	$289.28	$282.76	2.3%
RevPAR	$210.60	$202.52	4.0%	$210.60	$201.61	4.5%
Hudson (4)
Occupancy	60.0%	75.7%	-20.7%
ADR	$166.84	$160.95	3.7%
RevPAR	$100.10	$121.84	-17.8%
Delano (4)
Occupancy	71.2%	70.1%	1.6%
ADR	$591.37	$585.13	1.1%
RevPAR	$421.06	$410.18	2.7%
Mondrian SoHo (5)
Occupancy	62.4%	60.1%	3.8%
ADR	$269.43	$245.08	9.9%
RevPAR	$168.12	$147.29	14.1%
Hotel Las Palapas (6)
Occupancy	93.9%	87.1%	7.8%	93.9%	87.1%	7.8%
ADR	$165.77	$161.68	2.5%	$165.77	$150.16	10.4%
RevPAR	$155.66	$140.82	10.5%	$155.66	$130.79	19.0%

(1)	Not included in the above table are discontinued operations and San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011.
(2)	MHG and Walton Street, each 50/50 joint venture partners, sold the Sanderson and St Martins Lane hotels in November 2011. MHG continues to manage these hotels pursuant to long-term management agreements.
(3)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.
(4)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under major renovation.
(5)	MHG began managing this hotel when it opened in February 2011. Statistics are for the period MHG operated the hotel.
(6)	This hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

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Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, transaction costs related to business acquisitions and sales, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and non-cash impairment charges recognized by unconsolidated joint ventures in which the Company is an equity investee;

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Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA;

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Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to our assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

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Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net loss attributable to Morgans Hotel Group Co.	$(14,281)	$(32,043)
Interest expense, net	7,801	8,994
Income tax expense (benefit)	193	(135)
Depreciation and amortization expense	5,713	8,373
Proportionate share of interest expense from unconsolidated joint ventures	1,345	2,811
Proportionate share of depreciation expense from unconsolidated joint ventures	942	2,192
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	(98)
Net loss attributable to noncontrolling interest	(456)	(1,042)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(1,336)	7,137

EBITDA	(79)	(3,811)
Add : Other non operating expense	543	1,390
Add : Other non operating expense (income) from unconsolidated joint ventures	675	(52)
Add: Restructuring, development and disposal costs	2,207	4,593
Less : EBITDA from Clift, a leased hotel	(1,467)	(1,075)
Add : Stock based compensation	1,069	3,987
Less: Gain on asset sales	(1,996)	—
Less: Income from discontinued operations	—	(490)

Adjusted EBITDA	$952	$4,542

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$—	$1,925
Sold Hotels Management Fees—Post-Sale (2)	549	—
Joint Venture Asset Sales (3)	—	1,694
Hard Rock Hotel & Casino EBITDA (4)	—	300
Hard Rock Hotel & Casino Management Fees (5)	—	832

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$549	$4,751

(1)	Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(2)	Reflects the management fees earned by the Company from the date of sale of each of Mondrian Los Angeles, Royalton and Morgans through the end of the period.
(3)	Reflects the EBITDA of Sanderson and St Martins Lane, the two London hotels the Company owned through a 50/50 joint venture until November 2011, when the joint venture was sold. The amounts reflected are the Company’s 50% share of the hotels’ EBITDA. MHG continues to manage these hotels.
(4)	Reflects the EBITDA of the hotel for the period the Company owned a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.
(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months Ended March 31,		%
	2012	2011	Change
Clift	$1,467	$1,075	36%
Shore Club	150	139	8%
Mondrian South Beach	636	541	18%
Ames	(140)	(105)	-33%

Owned and Joint Venture Comparable Hotels (2)	2,113	1,650	28%
Morgans (3)	—	(178)	n/m
Royalton (3)	—	(384)	n/m
Mondrian Los Angeles (3)	—	2,487	n/m
St Martins Lane (4)	(203)	1,067	-119%
Sanderson (4)	(354)	627	-156%

Sold Hotels	(557)	3,619	-115%
Total System-Wide Comparable Hotels	1,556	5,269	-70%
Hudson (5)	(3,533)	(1,930)	-83%
Delano (5)	5,052	5,388	-6%
Hard Rock—Joint Venture (6)	—	300	n/m
Mondrian SoHo—Joint Venture (7)	72	35	106%

Total Hotels	$3,147	$9,062	-65%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(4)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Amounts in 2011 represent MHG’s share of the respective hotels’ EBITDA, after management fees. Amounts in 2012 represent MHG’s respective hotels’ food and beverage EBITDA, after management fees. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner.
(5)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.
(6)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information is for the period MHG had an ownership interest in the hotel.
(7)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2012	2011	Change
Hudson (1)	$7,600	$9,141	-17%
Delano (1)	7,432	7,166	4%
Clift	5,844	5,321	10%

Total Owned Hotels (2)	$20,876	$21,628	-3%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2012	2011	Change
Hudson (1)	$9,540	$11,955	-20%
Delano (1)	14,036	14,064	0%
Clift	9,093	8,750	4%

Total Owned Hotels (2)	$32,669	$34,769	-6%

(1)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.
(2)	Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the year ended December 31, 2011, as these hotels are no longer owned hotels.

Balance Sheets

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS:
Property and equipment, net	$296,305	$289,169
Goodwill	69,105	69,105
Investments in and advances to unconsolidated joint ventures	15,617	10,201
Cash and cash equivalents	7,131	28,855
Restricted cash	5,921	9,938
Accounts receivable, net	11,002	10,827
Related party receivables	4,737	4,142
Prepaid expenses and other assets	6,864	5,293
Deferred tax asset, net	78,781	78,778
Other, net	48,796	51,348

Total assets	$544,259	$557,656

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$448,474	$442,395
Accounts payable and accrued liabilities	32,623	36,576
Deferred gain on asset sales	146,766	148,760
Other liabilities	14,214	14,394

Total liabilities	642,077	642,125
Redeemable noncontrolling interest	5,415	5,170
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(110,601)	(97,463)
Noncontrolling interest	7,368	7,824

Total stockholders’ deficit	(103,233)	(89,639)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$544,259	$557,656